EXHIBIT 99-2
NEWS RELEASE

                                                           Dennis S. Hudson, III
                                           President and Chief Executive Officer
                                         Seacoast Banking Corporation of Florida
                                                                  (772) 288-6086
                                 William R. Hahl
                            Executive Vice President/
                                                         Chief Financial Officer
                                                                  (772) 221-2825


                SEACOAST CLARIFIES ANNOUNCEMENT OF A STOCK SPLIT
                      AND A 30% INCREASE IN CASH DIVIDENDS


STUART, FL., July 18, 2003 Seacoast Banking Corporation of Florida (NASDAQ-NMS:
SBCF), a bank holding company whose principal subsidiary is First National Bank and Trust Company of the Treasure Coast, announced on July 16, 2003 that its Board of Directors had voted to approve a stock split and distribute on August 15, 2003 one additional share of Seacoast common stock for every 10 shares held by shareholders of record as of the close of business on August 1, 2003. Cash will be paid in lieu of fractional shares that otherwise would be distributed.

At the same time Seacoast announced that it had increased the common stock dividend by 30%. The regular quarterly dividend after the issuance of the stock dividend will increase to $0.13 from the split adjusted $0.10 per share paid in the second quarter. The indicated annual rate will increase to $0.52. The dividend is payable on September 30, 2003 to shareholders of record on September 16, 2003.

Seacoast Banking Corporation of Florida has approximately $1.3 billion in assets. It is one of the largest independent commercial banking organizations in Florida, headquartered on Florida's Treasure Coast, one of the wealthiest and fastest growing areas in the nation.